AMENDMENT NO. 1

TO THE

DIRECTVIEW HOLDINGS, INC.

2014 INCENTIVE PLAN

WHEREAS, DirectView Holdings, Inc. (the “Company”) has adopted the 2014 Incentive Plan of the Company (the “Plan”) (capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Plan);

WHEREAS, pursuant to Section 17.1 of the Plan, the Board of Directors of the Company (the “Board”) or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable;

WHEREAS, the Board has determined it is advisable and in the best interest of the Company and its stockholders to amend the Plan by increasing the number of shares authorized for issuance under the Plan to 50,000,000 shares of common stock, par value 0.0001 per share;

WHEREAS, the Board now desires to amend the Plan to increase the number of shares authorized for issuance under the Plan (the “Amendment”);

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 4.1 of the Plan is hereby amended to read in its entirety as follows:

SECTION	4. SHARES SUBJECT TO THE PLAN

4.1	Authorized Number of Shares

Subject to adjustment from time to time as provided in subsection 17.1, a maximum of 50,000,000 shares of common stock of the Company, par value $0.0001 shall be available for issuance under the Plan. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

4. This Amendment shall be effective as of the date this Amendment is authorized and approved by the Board.

5. Except to the extent hereinabove set forth, the Plan shall remain in full force and effect.

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IN WITNESS WHEREOF, this Amendment is heretofore executed by a duly authorized officer of the Company on this 21st day of October, 2016.

DIRECTVIEW HOLDINGS, INC.

By:	/s/ Roger Ralston
Name:	Roger Ralston
Title:	Chief Executive Officer

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